As filed with the Securities and Exchange Commission on June 25, 1997
                          Registration No. 333-13863

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               Amendment No. 5
                                      To
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                LOTTOWORLD, INC.
             (Exact name of registrant as specified in its charter)

           Florida                                       65-0399794
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          A. Richard Holman, President
                                LottoWorld, Inc.
                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
            (Name, address, including zip code, and telephone number,
                    including area code, of agent of service)

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in conjunction with dividend or interest reinvestment plans, check the following box: [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                        CALCULATION OF REGISTRATION FEE

                                     Proposed         Proposed
                        Amount       Maximum           Maximum        Amount of
Title of Securities      to be     Offering Price     Aggregate     Registration
to be Registered       Registered   Per Share (1)   Offering Price       Fee(2)
----------------       ----------   -------------   --------------  ------------

Common Stock
$.001 par value   2,904,199         $    0.25        $   726,050     $   220.02



(1) Computed on the basis of the price at which stock of the same class was sold on June 18, 1997, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.


(2) The Company has previously paid $2,465.22 to the Securities and Exchange Commission in connection with this filing.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                               LOTTOWORLD, INC.
                             2,904,199, SHARES OF
                                 COMMON STOCK

      This Prospectus relates to the offering of up to 2,904,199 shares (the "Shares") of Common Stock, $.001 par value, of LottoWorld, Inc. (the "Company") which may be offered from time to time by the individuals named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds".

      The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LTTO". The closing bid and asked price of the Company's Common Stock on May 22, 1997 were $ 0.1875 and $ .25 respectively, as reported by Nasdaq.


      ON JUNE 18, 1997, FOR FAILURE TO MEET THE LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET, THE COMPANY'S SECURITIES WERE DELETED FROM THE NASDAQ SMALLCAP MARKET AND ARE NOW TRADED ON THE OTC BULLETIN BOARD.

      THE COMPANY HAS TEMPORARILY SUSPENDED ALL OPERATIONS PERTAINING TO THE PUBLICATION OF ITS MAGAZINES, TERMINATED OR LAID-OFF 30 EMPLOYEES AND DOES NOT HAVE THE CAPITAL TO RESUME PUBLICATION. WHILE THE COMPANY IS NEGOTIATING WITH POTENTIAL INVESTORS, THERE CAN BE NO ASSURANCE THAT THE NECESSARY CAPITAL CAN BE RAISED.

      SEE "RISK FACTORS" ON PAGES 5 THROUGH 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

      The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions at prices prevailing at the time of the sale or otherwise as set forth below. See "Plan of Distribution". The Selling Shareholders have advised the Company that, as of the date hereof, they have made no arrangements with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution".


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        Underwriting         Proceeds to
                                        Discounts and        Issuer or
                  Price to Public         Commissions       Other Persons

Per Share         $   0.25     (1)           (2)                 (3)
Total             $   726,050  (1)           (2)                 (3)


1) Estimate based upon a per share price of $ 0.25 as of June 18, 1997 and assumes the sale of all Shares by the Selling Shareholders, with no adjustment for commissions, discounts, brokerage and other fees that may be paid by the Selling Shareholders, or expenses of the offering to be paid by the Company.

(2) Commissions, discounts and brokerage fees will be payable by the Selling Shareholders in such amounts as the Selling Shareholders may agree to from time to time.
(3) All proceeds, net of underwriting discounts and commissions, are to go to the Selling Shareholders.

                  THE DATE OF THIS PROSPECTUS IS June 20, 1997

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ( the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northeastern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected in the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents, which have been filed by the Company with the Commission are incorporated by reference in this Prospectus: (I) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; (ii) the Company's Current Report on Form 8-K dated April 9, 1997; (iii) the Company's Current Report on Form 8-K and Form 8-K/A dated April 22, 1997; (iv) the Company's Proxy Statement for the Annual Shareholders Meeting held on April 29, 1996 and (v) the Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1997, and (vi) the Company's Current Report on Form 8-K dated June 18, 1997. All documents filed by the Company pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.) Requests for such copies should be directed to James D. Cullen, 2150 Goodlette Road, Suite 200, Naples, Florida 34102, telephone number (941) 643-1677.

                                  THE COMPANY

      THE COMPANY HAS TEMPORARILY SUSPENDED ALL OPERATIONS PERTAINING TO THE PUBLICATION OF ITS MAGAZINES, TERMINATED OR LAID-OFF 30 EMPLOYEES AND DOES NOT HAVE THE CAPITAL TO RESUME PUBLICATION. WHILE THE COMPANY IS NEGOTIATING WITH POTENTIAL INVESTORS, THERE CAN BE NO ASSURANCE THAT THE NECESSARY CAPITAL CAN BE RAISED. THE FOLLOWING INFORMATION RELATES TO THE COMPANY PRIOR TO THE SUSPENSION OF OPERATIONS AND ARE INDICATIVE OF THE OPERATIONS ONCE PUBLICATION IS RESUMED.

      LottoWorld, Inc., a Florida corporation (the "Company") was founded in 1993 as Dynamic World Distributors, Inc. and changed its name to LottoWorld, Inc. in April 1995. The Company publishes and distributes LottoWorld magazine, a publication directed at lottery players, primarily through subscription and retail sales at checkout and service counters. The 100+ page, four color magazine, which currently is published monthly in a digest size format, deals with all aspects of state lottery games, information and news. LottoWorld is nationally distributed in 48 states, the District of Columbia and in twelve foreign countries. At present there are over 50,000 subscribers and monthly newsstand distribution of the magazine is over 35,000 copies per issue in one national edition.

      Through Lottery Players Publishing Company, Inc. ("LPPC") (a wholly-owned subsidiary of LottoWorld, Inc.) the Company enters into exclusive contractual agreements with individual state lottery authorities to publish a 48-page, four color, digest-size magazine specifically tailored to offer lottery players information about new and existing lottery games, profiles of lottery winners throughout the state and state lottery news.

      The primary benefit of this program to state lottery authorities is that they receive, without any cost, an efficient and effective means of educating and communicating with their lottery players. The primary benefits to the Company are: (I) a unique cost effective or free distribution system; (ii) potential advertising revenue; (iii) instant circulation; and (iv) a monopoly.

      With respect to the distribution system, the program is designed so that each state lottery is responsible for distribution of their magazine, without cost to LPPC, to each retail lottery location statewide and to display the magazine with lottery tickets. In the aggregate, there are more than 220,000 retail lottery ticket locations in the 38 states. Concerning potential advertising revenue, there can be no assurance that advertising revenue will be generated in excess of expenses associated with the program. However, the Company has devoted significant personnel and capital resources to generate advertising revenue. Although advertising revenue to-date has been less than expected, the Company believes advertising sales should increase as the advertising community becomes aware of the aggregate circulation of the magazines within the program (the circulation goal for 1997 is 1,900,000 copies monthly) and third party advertising research corroborates readership patterns and demographic information usually required by advertisers.

                             BUSINESS DEVELOPMENT

      The initial roll-out phase of the magazine resulted in the inaugural issue of LottoWorld magazine in August 1993. During this stage, the Company published a 16-24 page monthly magazine with a monthly print order of 20,000 copies. The Company self-distributed the magazine primarily in Southwest Florida, Atlanta, Georgia and Minneapolis, Minnesota.

      The intermediate roll-out phase began in October 1993 and continued through March 1995. During this period, the magazine increased to 100 pages per issue and the national edition was supplemented with three separate state editions (Florida, Georgia and Texas). During this phase, the Company increased monthly prints to approximately 80,000 to 100,000 copies and expanded distribution to 30 wholesalers in eight states.

      In December 1994, the Company entered into a one-year agreement with International Circulation Distributors The Hearst Corporation ("ICD") for the national distribution of LottoWorld. The Company, in January 1995, also entered into a contract with Time Distribution Services, Inc. ("TDS") to obtain the approvals necessary to position the magazine in supermarket check-out lanes and similar locations and perform certain follow-up marketing and merchandising functions.

      The national roll-out phase was targeted at 23 lottery states (primarily east of the Mississippi River) As part of this phase, LottoWorld began publishing the magazine every two weeks in 16 separate editions that were distributed through 171 wholesalers in 23 states.

      Due to the inherent time delay between the time a magazine is delivered to the store, placed into the check-out counter pocket, purchased by the consumer, and unsold copies returned to the wholesaler and reports and payments made to the national distributor, a minimum of four months will transpire before the publisher has any reasonable basis upon which to analysis sales of a particular issue. In July 1995, the Company began to suspect substantial differences
                                      3
between reports as to the number of properly placed and logoed pockets with actual magazine sales reports.

      Because the Company was unable to reconcile reports as to the number of available pockets with corresponding sales reports for these pockets, the Company began to send its own employees and, in some cases, independent contractors, to stores purported to have pockets available for the magazine and/or in which the magazine was already in place. The result of this investigation was a determination by the Company that the Company was printing a significantly greater quantity of magazines than were necessary to fill the actual number of available pockets.

      As soon as it was apparent that the Company was printing an excessive number of copies of the magazine, the Company immediately reduced the frequency of issues from every two weeks to monthly and the number of copies printed for each issue from approximately 400,000 copies to approximately 210,000 copies. In addition, the Company adopted a new strategic plan that significantly reduced expenditures (including a lay-off of six employees and an across the board 15% salary reduction), set magazine print orders to verified pocket availability, accelerated development of a controlled circulation magazine to be published in cooperation with State Lotteries and began to implement a subscription marketing program with Publishers Clearing House and other national companies.

                                CURRENT BUSINESS

            Through Lottery Players Publishing Company, Inc. ("LPPC") (a wholly-owned subsidiary of LottoWorld, Inc.) the Company enters into exclusive contractual agreements with individual state lottery authorities to publish a 48-page, four color, digest-size magazine specifically tailored to offer lottery players information about new and existing lottery games, profiles of lottery winners throughout the state and state lottery news.

      The primary benefit of this program to state lottery authorities is that they receive, without any cost, an efficient and effective means of educating and communicating with their lottery players. The primary benefits to the Company are: (I) a unique cost effective or free distribution system; (ii) potential advertising revenue; (iii) instant circulation; and (iv) a monopoly.

      With respect to the distribution system, the program is designed so that each state lottery is responsible for distribution of their magazine, without cost to LPPC, to each retail lottery location statewide and to display the magazine with lottery tickets. In the aggregate, there are more than 220,000 retail lottery ticket locations in the 38 states. Concerning potential advertising revenue, there can be no assurance that advertising revenue will be generated in excess of expenses associated with the program. However, the Company has devoted significant personnel and capital resources to generate advertising revenue. Although advertising revenue to-date has been less than expected, the Company believes advertising sales should increase as the advertising community becomes aware of the aggregate circulation of the magazines within the program (the circulation goal for 1997 is 1,900,000 copies monthly) and third party advertising research corroborates readership patterns and demographic information usually required by advertisers.

      LPPC now has exclusive contracts to publish magazines in conjunction with state lotteries in New York, West Virginia , Georgia and Nebraska totaling a combined 1,800,000 copies distributed monthly. Under these Agreements, the Company does not have to begin publishing the magazine until there is sufficient advertising to pay for the printing.

New York       On  April  8,  1996,  the New  York  State  Division  of  Lottery
announced that Lottery Players Publishing Company, Inc. (a wholly-owned subsidiary of LottoWorld, Inc.) had won the award to publish a monthly New York Lottery magazine based on the Company's response to a Request for Proposal. Initial projections for the monthly magazine, New York Players Monthly, was to have been 650,000 copies distributed at more than 12,000 lottery retailers throughout the state. On May 23, 1996, the New York Lottery increased the initial projection from 650,000 copies monthly to a minimum of approximately 1,100,000 copies monthly beginning in October 1996. The January 1997 issue had a circulation in excess of 1,128,000.

      The New York Players Monthly is a free 48-page, four color, digest-size magazine offering lottery players information about new and existing New York lottery games, profiles of lottery winners throughout the state, and state lottery news.

      At 1,100,000 copies monthly the Company believes the New York Players Monthly is the largest newsstand distributed magazine in New York state (more than twice the size of TV Guide's New York newsstand circulation). Based on advertising revenue generated by other publications with a minimum of circulation of at least 1,100,000 copies monthly, the Company estimates revenue from the New York Players Monthly magazine could be in excess of $3,700,000 annually. There can be no assurance that the New York Players Monthly magazine will generate revenue at the levels of similarly sized publications.

Nebraska. On January 15, 1997, the Nebraska Lottery signed an exclusive three year contract with LPPC to publish a new monthly magazine, the Nebraska Lottery Players Digest. Specifically tailored for the Nebraska Lottery, the Nebraska Lottery Players Digest will have an initial circulation of 150,000 copies monthly and will be available at over 1,300 Nebraska lottery ticket outlets statewide.

Georgia.       On December 24, 1996, the Georgia Lottery  Corporation  signed an exclusive three year contract with LPPC to publish a monthly Georgia Lottery magazine similar in format to the New York Players Monthly. Initial projections are for distribution of 400,000 copies monthly which will be available to more than 5,700 retailers throughout Georgia.

West Virginia. On January 17, 1997, the West Virginia Lottery signed an exclusive three year agreement with LPPC to publish a monthly West Virginia Lottery magazine titled, West Virginia Lottery Players Digest. Initial projections are for distribution of 150,000 copies monthly to all lottery retailers throughout the state.

LOTTOWORLD MAGAZINE
-------------------

      LottoWorld(R) magazine continues to experience increasing subscriptions sales and steady newsstand sales. Primarily due to the very significant capital outlays necessary to successfully maintain a traditional newsstand distribution system and promotional campaigns, the Company has decided to conserve capital in this area and focus expansion of LottoWorld(R) magazine circulation through various subscription sales vehicles.

Subscription. Monthly subscribers to LottoWorld(R) magazine numbered approximately 64,900 at year end 1996. Current subscription sales programs for LottoWorld(R) magazine include: (I) the national Publishers Clearing House Sweepstakes (PCH) mailing in March 1997, which PCH estimates could generate up to 45,000 new subscribers; (ii) full-page advertising for LottoWorld(R) magazine subscriptions in each issue of the New York Players Monthly; (iii) $3 Billion Lotto Club promotions sponsored by civic organization like the Kiwanis Clubs; and (iv) through various promotional activities of telemarketing organizations.

Newsstand. Effective with the March 1997 edition, the single issue cover price of LottoWorld(R) magazine was increased from $1.95 to $2.49 per copy. Further changes to be instituted with this issue include consolidation of 8 separate state/regional editions to a single national edition and reduction of the number of copies printed for newsstand sales to more closely match actual newsstand sales. Monthly newsstand sales have been averaging approximately 22,000 copies monthly.

Risk Factors
------------

      An investment in the Units offered hereby is speculative and involves a risk of loss. The following risk factors should be considered carefully in evaluating an investment in the Units offered hereby. The order in which the risk factors appear is not intended as an indication of the relative weight or importance thereof. Prospective investors should carefully review all risk factors.
                                   5

      SUSPENSION OF OPERATIONS. The company has temporarily suspended all operations pertaining to the publications of its magazines, terminated or laid-off 30 employees and does not have the capital to resume publication. While the Company is negotiating with potential investors, there can be no assurance that the necessary capital can be raised.

      CONTINUING LOSSES. The Company commenced operations in August 1993, and has had losses in each of the years since that date. For the year ended December 31, 1996, the Company incurred a net loss of $4,359,000.The Company expects losses to continue at least through the fourth quarter ending December 31, 1997, as the Company publishes a minimum of 1,100,000 copies of the New York Lottery Players Monthly magazine and prepares to publish similar monthly magazines for several other states. There is no assurance that the Company will ever be able to conduct its operations profitably.

      NEED FOR ADDITIONAL CAPITAL. Management currently anticipates that revenue generated from magazine/advertising sales will not be sufficient to fund its operations for the foreseeable future. The Company anticipates a need for additional financing of a total of $4.0 million by the end of 1997. The Company does not have a definitive source of this financing, but management feels confident that the financing can be accomplished within the time frame required. However, any delays in market acceptance of the state digest magazine program, significant complications in deriving acceptable advertising sales revenue, along with numerous other factors, could cause the Company to require additional capital. No assurance can be given that the Company will be able to obtain additional funding on satisfactory terms. Any securities issued to raise additional capital may be sold on terms more favorable to new investors than those offered to investors in this offering.

      MARKET ACCEPTANCE. The success of the Company is dependent upon the ability to sell a substantial number of copies of each issue of LottoWorld(R) through subscription or newsstand sales. Further, the success of the Company is dependent upon the acceptance of the Monthly State Lottery Players Digest program by state lottery authorities.

      COMPETITION. Management is aware of only a few competitors in its market, none of which has product lines or distribution channels which are comparable to the Company's. However, there can be no assurance that other competitors, which may have greater financial and other resources than the Company, will not be drawn into the market, or that the Company's resources and marketing strategies will allow the Company to compete successfully.

      LIMITATIONS ON COPYRIGHT AND TRADEMARK PROTECTION. Although LottoWorld(R) is copyrighted by the Company, much of the information contained therein is readily available from a number of sources, including daily newspapers. The
Company believes its copyrights and trademarks are highly important to the Company's business and intends to vigorously defend its rights. However, while copyright and trademark laws give owners of copyrights and trademarks certain remedies against infringers, such laws do not assure that infringement will not occur, and there can be no assurance that the available remedies would adequately compensate the Company for any damage incurred if infringement were to occur. In addition, since the playing methods and game strategies in the Company's magazines are not protectible under the trademark and service mark laws, the Company cannot preclude other parties from offering instructional aids which might also employ these methods and strategies. Furthermore, there can be no assurance that any action by the Company against an infringer would be successful, or that any recovery by the Company would adequately compensate it for any damages it might incur.

      DEPENDENCE UPON OUTSIDE SUPPLIERS. Much of the content of each issue of LottoWorld(R) is obtained from outside sources, including columnists, freelance writers, state lottery news releases and wire services. In addition, the Company is dependent upon an outside printer, a subscription fulfillment firm and a national newsstand distributor. Although the Company intends to expand its internal staff, it will continue to be dependent on a number of sources outside the Company in connection with its operations. No assurance can be given that these sources will be available indefinitely or, that if such a source ceases to supply the Company, it would be able to find an adequate substitute for it on a timely basis, if at all. The loss of any of these suppliers could have a material adverse affect on the Company.
                                   6

      LOTTERY INDUSTRY FACTORS. Although the lottery industry as a whole has recently experienced significant growth and an increase in public interest, there can be no assurance that this trend will continue. Management of the Company believes that the expansion of state lottery games has been, to a certain extent, the result of efforts by state and local governments to create a new revenue source for government operations. If these efforts do not achieve their desired effects, or have adverse side effects, there can be no assurance that lottery operations will sustain their current rates of growth, that government authorization of lotteries will not be restricted or eliminated, or that public interest in, or acceptance of, lottery games will not decline, any of which could result in a substantial decline in the demand for the Company's products.

      GOVERNMENT REGULATION. Lotteries, and activities associated therewith, such as promotion, are subject to substantial regulation under federal laws and by each state which conducts a lottery. The application of such regulation is subject to the interpretation by, and the enforcement policy of, each state's lottery commission and/or attorney general. The Company actively attempts to comply with all applicable laws and has no knowledge of any regulatory action that has been taken or threatened that would impact the activities of the Company. Nevertheless, there can be no assurance that such regulatory action could not be taken. Any regulatory action could have a material effect upon the Company's business.

      LIMITED LIQUIDITY AND MARKET-RELATED FACTORS. The Company's shares are publicly traded on the OTC Bulletin Board.. These markets are often volatile, and such volatility can result in wide fluctuations in price and trading volume. Accordingly, there can be no assurance that investors will be able to resell the Shares at the offering price, or at all.

      LACK OF CASH DIVIDENDS. The Company has never paid or declared any cash dividends on its Common Stock and does not contemplate paying any cash dividends on its Common Stock in the foreseeable future. The payment by the Company of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its financial condition, any restrictions under credit agreements and other relevant factors. The Company is prohibited from paying any dividends on its Common Stock until all accrued dividends on the outstanding Preferred Stock have been paid in full.

      RESTRICTED SHARES; LIMITED PUBLIC MARKET TRADING. Prior to completion of this Offering, the Company had outstanding 7,125,670 shares of its common stock, of which approximately 2,900,000 shares are traded in the public market. There can be no assurance that an active market will exist for the stock purchased in this transaction, even if registered with the Securities and Exchange Commission, or that such stock could be sold without a significant negative impact on the publicly quoted price per share.

      EXECUTIVE EMPLOYMENT AGREEMENTs. The Company has entered into employment agreements with the Chief Executive Officer and the President (collectively the "employees"). Each agreement provides for an annual base salary and incentive bonuses conditioned upon the Company's achieving certain levels of annual after-tax earnings and certain levels of monthly circulation of the magazines. Pursuant to the earnings bonus, each employee will receive a bonus of two percent of annual after-tax earnings at the end of the fiscal year in which the Company's first annual after-tax earnings are $3,000,000 or more. In addition, for each subsequent year in which the Company's annual after-tax earnings increase by additional $3,000,000 increments, each employee will receive a one-time bonus of between three and five percent of such increase. Pursuant to the circulation bonus, each employee will receive $.10 per copy of the first time monthly sales of LottoWorld magazine reach 500,000. In addition, the first time in which monthly sales of LottoWorld reach 1,000,000 copies, and for each subsequent 1,000,000 copies, up to 6,000,000, each employee will receive a one-time bonus ranging from $.12 to $.15 per additional copy. The agreements also provide that the Company will grant an option to each employee for 50,000 shares at the end of each fiscal year in which the Company's annual after-tax earnings first are $3,000,000 or more. In addition, for each subsequent year in which the Company's annual after-tax earnings increase by an additional
                                   7

$3,000,000, the Company will grant an option to each employee for an additional 50,000 shares. The agreements also provide that the Company will grant an option to each employee for 25,000 shares at the end of the first month n which the Company first sells 500,000 or more copies of LottoWorld magazine and at the end of each subsequent month that monthly sales of the magazine increase by an additional 500,000 copies. The Company has also agreed to give the employees an option to purchase 25,000 shares at the end of the first month in which the circulation of the Digest program exceeds 1,000,000 and an additional option for 25,000 shares for each additional 1,000,000 of circulation up to 5,000,000, and option for 50,000 shares when the Digest circulation exceeds 5,000,0000 and an option for 100,000 shares when the circulation reaches 7,500,000. The initial options of 25,000 shares for each officer have been issued by the Company.

                RECENT DEVELOPMENTS WITH THE NASDAQ STOCK MARKET


              On April 18, 1997, the Company received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") informing the Company that based upon its Annual Report on Form 10-KSB for the year ended December 31, 1996, the Company's capital and surplus was less than $1,000,000 and that Nasdaq required companies listed on The Nasdaq SmallCap Market must maintain capital and surplus of at least $1,000,000 for continued listing. Nasdaq went on to say "in light of the circumstances, the Company's shares of common stock are subject to delisting effective with the close of business on May 2, 1997 unless the Company can provide three (3) copies of an SEC-filed report, which demonstrates that the Company currently meets all The Nasdaq SmallCap Market listing criteria."


              On May 6, 1997, Nasdaq wrote the Company, "Although the Company reported capital and surplus of $1,031,467 ..., the Company only achieved minimal compliance.." and the Company's common stock will be delisted from Nasdaq effective with the close of business May 13, 1997.

              The Company was entitled to a review of the delisting determination by Nasdaq's staff and has asked for an appeal of the determination at the earliest time available. Until the review and appeal process is completed, the Company's common stock will continue to be listed on The Nasdaq SmallCap Market. Until the review and appeal process is completed, the Company's common stock will continue to be listed on The Nasdaq SmallCap Market.Nasdaq has set June 12, 1997 for that hearing.


      On June 17, 1997, the Company was notified that effective June 18, 1997, the Company would no longer be listed by Nasdaq, but could immediately trade on the OTC Bulletin Board.


      The Company is currently negotiating with several sources for the needed capital and while the Company is confident it will raise the necessary capital, there can be no assurance the Company will be successful.




                             USE OF PROCEEDS

      The Company shall receive no proceeds from the sale of these securities.

                              SELLING SHAREHOLDERS


      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by Selling Shareholders as of June 18, 1997, and as adjusted to reflect the sale of the shares


                                  Shares to be                                       Shares to be
                                  Beneficially               Maximum                 Beneficially
                                  Owned Prior                Number of               Owned After
                                  To Offering                Shares to be            the Offering
                                Number     Percent of Class       Sold            Number    Percent
                                                                                            of Class
                               ------     ----------------       ----            ------    ---------
Elaine Millard                  29,000             *            29,000             -0-
Isadore J. Goldstein
Rev. Living Trust
dtd 3/14/90                     10,000             *            10.000             -0-
Everett Jensen Rev
Trust                           15,000             *            15,000             -0-
Dr. Robert Kay
Profit Sharing Tr.              10,000             *            10,000             -0-
Robert and Harriet
Terhaar                         10,000             *            10,000             -0-
Michelle K. Cheng              212,500            3.09         212,500             -0-
Aaron Boxer Rev Trusr
TTEE dtd 8/1/89                248,571            3.62         200,000            48,571             *
Lawrence Schrader               10,000             *            10,000             -0-
William Van De Kreeke
Janice Van De Kreeke            10,000             *            10,000             -0-
Robert W., Clark
Slf-Del Trust                   12,000             *            10,000             2,000             *
Joyce Guinther and
Marie Ackerman                  10,000             *            10,000             -0-
Robert W. Johnson               20,000             *            20,000             -0-
W. Harold and
Joyce Lee Davis                 40,000             *            40,000             -0-
Betty Happel                    10,500             *            10,000               500             *
Darel Happel                    10,500             *            10,000               500             *
Donald Kettner                  10,000             *            10,000             -0-
Kenneth Benson                  10,000             *            10,000             -0-
Myron A. Naugle                 10,000             *            10,000             -0-
Ila Waseka                      35,000             *            25,000            10,000             *
Sanford Greeley                 10,000             *            10,000             -0-
Frederick and
Betty Taylor                    10,000             *            10,000             -0-
Grace Anderson
REV TRUST                       10,000             *            10,000             -0-
Raymond Boisvert                 2,666             *               999             1,667             *
Robert P. Lyon                     666             *               666             -0-
Erik Dobberstein                 2,666             *               999             1,667             *
VBS General Partnership         35,000             *            25,000            10,000             *
Kenneth R. Parker               55,000             *            50,000             5,000             *
John R. Albers                 163,000            2.37         133,000            30,000             *












                                       9



John & Jeannette
VonGunten Liv. Trust            10,000             *            10,000             -0-
Delores Merkley                 15,000             *            15,000             -0-
Paul R. Owings                  15,000             *            15,000             -0-
Phillip A. Dunbar               10,000             *            10,000             -0-
Paul and
Lenore Owings                   15,000             *            15,000             -0-
Edward H. Rudoy
REV TRUST                       10,000             *            10,000             -0-
Leola Vidger                    10,000             *            10,000             -0-
Jerry N. Dedrick                10,000             *            10,000             -0-
James Owens
REV TRUST                       50,000             *            50,000             -0-
Steve Romanek                   20,000             *            20,000             -0-
Industricorp & Co., Inc.
FBO T. C. Carpenters            75,000            1.09          50,000            25,000             *
Ellis Limited Partnership       30,000             *            30,000             -0-
Perkins Capital Management
Profit Sharing Plan &
Trust                           20,000             *            20,000             -0-
Pyramid Partners, L.P.         150,000            2.18         150,000             -0-
Harold Roitenberg Trust         20,000             *            20,000             -0-
Quest Venture Partners          50,000             *            50,000             -0-
Archie & Glenndora
Whitehead                       15,000             *            15,000             -0-
Ed Koller                       20,500             *            20,500             -0-
Alan & Corrine
Metcalf                         50,000             *            50,000             -0-
Mitchell M. Boxer
Rev Trust                       18,500             *            18,500             -0-
First Bank NA TTEE
for John Albers                103,000            1.50         103,000             -0-
Ebner Trust                     10,000             *             5,000             5,000            *
Earl L. Ferris                  15,000             *            15,000             -0-
Alphonse Kraft                   6,000             *             6,000             -0-
Dr. Robert Kay                   5,000             *             5,000             -0-
David B. Johnson               128,487            1.85          58,487            70,000          1.02
Paul R. Kuehn                   58,487             *            58,487             -0-
Eldon C. Miller                 19,496             *            19,496             -0-
Stanley D. Rahm                 19,496             *            19,496             -0-
Judy Peterson                    5,000             *             5,000             -0-
Grayson & Associates            48,375             *            48,375             -0-
Jack Gernes                     20,475             *            10,000            10,475            *
Brightstone Fund V, Ltd
Partnership                     10,000             *            20,000             -0-
Walter S. Spokowski             14,000             *            10,000             4,000            *
Dennis B. Schroeder (1)        816,913           11.80         304,513           512,400          7.45
A. Richard Holman   (1)        470,398            6.84         127,598           342,800          4.99
Asia Equity                     52,083             *            52,083             -0-
Offshore Nominees
  Limited                      468,750            6.82         468,750             -0-
Parkway Financial Group         56,000             *            56,000             -0-
Wolf Pack Holdings               2,000             *             2,000             -0-
                             ---------           -----       ---------         ---------      -----

           Total             3,983,779           57.94%      2,904,199         1,079,580      15.70%
                             =========           =====       =========         =========      =====


(1) Each is an officer and director of the Company
* Less than 1%

                          PLAN OF DISTRIBUTION

      The Company has been advised that the Selling Shareholders may sell the Shares, from time to time, in one or more transactions (which may include block transactions) at market prices prevailing at the time of the sale or at prices otherwise negotiated.

      The Shares may, without limitation, be sold by one or more of the following: (in) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        ITEMS TO BE VOTED UPON AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

      At the next annual meeting of shareholders of LottoWorld, Inc., to be held on approximately July 30, 1997, the shareholders will be asked to vote on various items. These items include, but are not limited to:

      1. Amendments to the Articles of Incorporation to enhance the continuity and stability of the Company's management, namely; (I) classification of directors into three classes, (ii) Directors may be removed only for cause,
(iii) provide for the filling of vacancies or new positions on the Board of Directors, (iv) require all shareholder action be taken at a shareholder meeting and not by written consent, (v) only certain persons may call special meetings of shareholders, (vi) notice requirements to present proposals at an annual meeting of shareholders, (vii) notice requirements for nominations of directors, and (viiii) increase in the authorized number of shares from 15,000,000 to 25,000,000.

      2. To authorize the Board of Directors to consider, in voting upon a proposed tender offer or business combination, the economic and social consequences of such transaction to the interest of the Company, shareholders, employees, customers, suppliers and the community.

      3. Amendments to the Articles of Incorporation requiring certain minimum price and procedural requirements for the protection of the Company and its shareholders. These minimum price and procedural requirements refer to any party which acquires more than five percent of the Company's common stock and then seeks to accomplish a merger or other business combination or transaction which would eliminate or could significantly change the interests of the remaining shareholders.

                                  LEGAL MATTERS

      The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by James D. Cullen Esquire. Mr. Cullen is a Director and a holder of Common Stock and options to purchase Common Stock of the Company.



                                     EXPERTS

      The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of LottoWorld, Inc. for the year ended December 31, 1996 have been so incorporated on reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      The Company's Articles of Incorporation and the Company's Bylaws eliminate or limit certain liabilities of its directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14:    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                $       2,072
Accounting fees and expenses                1,500
Legal fees and expenses                     5,000
Miscellaneous                               6,428
                                    -------------

            Total                   $      15,000
                                    =============

   Except for the SEC fee, all of the foregoing expenses have been estimated.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607.0805 of the Florida Corporation Act empowers the Company to, and Article IX of the Company's Bylaws require it to:

      (1) indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust , or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      (2) indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter to which such person shall have been adjudged to be liable unless, and only to extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

      (4) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.

ITEM 16.    EXHIBITS


Exhibit No. Description
----------- -----------

5.          Opinion of James D. Cullen, Esquire

23.3        Consent of McGladrey and Pullen, LLP

23.4        Consent of James D. Cullen, Esquire (included in Exhibit 5)


ITEM 17.    UNDERTAKINGS


(a)  The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15 (d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event hat a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

2. Since January 1, 1994, the following securities of the Registrant have been issued without registration under the Securities Act of 1933, as amended (the "Act"):

      A.) On March 23, 1994, a total of 77,000 shares of the Company's common stock were sold to ten individuals, one partnership, and one trust at $1.50 per share, for an aggregate of $115,500. The Company sold these securities without registration pursuant to Regulation D, Rule 504, as promulgated by the Securities and Exchange Commission.

      B.) On April 15, 1994, a total of 100,000 shares of the Company's common stock were sold to a limited partnership, an individual, and two trusts at $3.50 per share, for an aggregate of $350,000. The Company sold these securities without registration pursuant to Regulation D, Rule 504, as promulgated by the Securities and Exchange Commission.

      C.) In August 1994 two individuals holding options to purchase 3,332 shares of the Company's common stock for $1.00 per share exercised such options and received 3,332 shares. The Company sold these securities without registration pursuant to Regulation D, Rule 504, as promulgated by the Securities and Exchange Commission.

      D.) In an offering with closings on August 2, August 26, August 31, September 9, November 11, 1994, 29 individuals and entities, all of whom were "accredited investors" under Regulation D promulgated by the Securities and Exchange Commission, purchased a total of 275,000 Units for a total purchase price of $1,306,250. Each Unit consisted of one share of common stock of the Company and a warrant to purchase a share of common stock of the Company for
$4.75.  The  Company  sold these  securities  without  registration  pursuant to
Regulation  D,  Rule  505,  as   promulgated  by  the  Securities  and  Exchange
Commission.

      E.) As compensation for acting as Selling Agent for the offering set forth in Paragraph D above, a registered broker-dealer received warrants entitling it to purchase an aggregate of 27,500 shares of the Company's common stock at an exercise price of $4.75 per share. The warrants are exercisable until five years after the date of the grant, whose date is November 11, 1994.

      F.) On November 15, 1994, 17 holders of the Company's outstanding One Year Convertible 8% Notes in the principal and accrued interest amount of $189,000 converted their Notes and paid $50,400 for a total of 159,600 shares of the Company's common stock. The Company sold these securities without registration pursuant to Regulation D, Rule 505, as promulgated by the Securities and Exchange Commission. These Notes were dated between October 15, 1993 and December 15, 1993, each carrying a maturity date of November 15, 1994

      G.) On December 29, 1994, ten individuals, two partnerships and two trusts, all of whom were "accredited investors" under Regulation D promulgated by the Securities and Exchange Commission, purchased 166,670 shares of the Company's Series A Convertible Preferred Stock at $6.00 per share, for a total of $1,000,020 in cash. The Company sold these securities without registration pursuant to Regulation D, Rule 505, as promulgated by the Securities and

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

Exchange Commission. The conversion price is $6.00 per share, subject to adjustment should the Company issue other common shares for a consideration of less than $6.00 per share.

      H.) As compensation for acting as Selling Agent for the offering set forth in Paragraph G above, a registered broker-dealer received warrants entitling it to purchase 16,666 shares of the Company's common stock for $6.00 per share. The warrant is exercisable for a period of five years from the date of the grant, which date is December 29, 1994.

      I.) In  November  1995,  the  Company's  Chief  Executive  Officer and the
Company's President converted $1,000,020 of the Company'S 12% secured subordinated promissory notes into 333,340 shares of common stock at the price of $3.00 per share. As these persons were holders of 10% or more of the outstanding shares of the Company, this price was set at a 20% increase over the market price on that date. The Company issued the common stock without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission. These notes were dated March 10, 1995.

      J.) In November 1995 and February 1996, the Company sold 387,5000 shares of its common stock to three off-shore corporations, pursuant to Regulation S of the Securities and Exchange Commission, for an aggregate amount of $775,000, or $2.00 per share, in cash.

      K.) On March 15, 1996 the Company sold 180,000 shares of its common stock to an entity pursuant to Regulation S of the Securities and Exchange Commission for an aggregate of $675,000. As a result of a pricing adjustment, the Company issued another 120,000 shares in August 1996. The cost per share was, after the repricing, $2.25 per share.

      L.) As compensation for acting as a finder for the offering set forth in Paragraph K above, an entity received warrants entitling it to purchase 48,375 shares of the Company's common stock for $2.00 per share. The warrant is exercisable for a period of three years from the date of the grant, which date is March 15,1996.

      M.) On May 12, 1996, the Company exchanged 666,667 shares of its common stock, at the rate of $1.50 per share, to four corporations in exchange for consulting services, in the area of investor relations, which are to be performed over the twelve months beginning July 1, 1996. These securities were registered with the filing of Form S-8 dated May 17, 1996.

      N.) In an offering with a closing on June 28, 1996, 35 individuals and entities, all of whom were "accredited investors" under Regulation D promulgated by the Securities and Exchange Commission, purchased an aggregate of 1,188,164 shares of the Company's common stock for an aggregate of $1,930,767, or $1.625 per share. The Company sold these securities without registration pursuant to
Regulation  D,  Rule  505,  as   promulgated  by  the  Securities  and  Exchange
Commission.

      O.) In an offering with a closing on September 12, 1996, 18 individuals and entities, all of whom were "accredited investors" under Regulation D promulgated by the Securities and Exchange Commission, purchased an aggregate of 371,500 shares of the Company's common stock for an aggregate of $603688, or $1.625 per share. The Company sold these securities without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.

      P.) As compensation for acting as Selling Agent for the offering set forth in Paragraphs N and O above, a registered broker-dealer received warrants entitling it to purchase 155,966 shares of the Company's common stock for $1.625 per share. The warrant is exercisable for a period of five years from the date of the grant, which date is September 12, 1996.

      Q.) As payment for services rendered, on August 31, 1996, the Company issued 20,000 shares of its common stock, at the rate of $1.82 per share, in lieu of a cash payment of $36,480. The shares were issued to Emmerling Post Advertising and were incurred for advertising services provided to the Company. The Company sold these securities without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.
                                   16

      R.) As an inducement to enter into a consulting contract with the Company, on July 1, 1996, the Company issued 25,000 shares of its common stock to an individual. The market price at the time of issuance was $1.75 per share. The Company sold these securities without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.

      S.) As payment for services rendered, on December 31, 1996, the Company issued 200,000 shares of its common stock in lieu of a cash payment of $200,000, or $1.00 per share. These shares were issued to S. Rosenthal & Co., the Company's printer, in exchange for printing provided to the Company. These shares were subsequently registered with the filing of a Form S-8

      T.) In January 1997 the Company exchanged 56,000 shares of its common stock in payment of rent on its executive offices for a period of four months. The rent for this period would be $56,000, and the stock issued had a market value of $1.00 per share.. During January 1997, in a series of transactions with individuals, the Company sold 178,188 shares of the Company's common stock for an aggregate amount of $163,000. In March 1997, the Company exchanged 200,000 shares of its common stock for printing services worth an estimated $101,000. The Company sold these securities without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.

      U.) On April 9, 1997, the Company acquired 4,000,000 shares of the common stock of Sound Money Investors, Inc. ("SMI")with a market value of $500,000 in exchange for 516,129 shares of common stock of the Company. The Company sold these securities without registration pursuant to Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.

      V.) In April 1997, holders of $250,000 of the Company's Series A Redeemable Convertible Preferred Stock converted those shares into 307,052 shares of common stock of the Company.

      The foregoing sales were made without registration pursuant to the exemption available under Section 4(2) of the Act applicable to transactions not involving a public offering or pursuant to the terms and provisions of Regulation D promulgated by the Securities and Exchange Commission. The following factors were relied upon by the Company to establish the availability of this exemption for the sales of securities described above: (1) Each purchaser was an accredited investor or was sophisticated in relation to his or her investment; (2) Each purchaser gave written assurance of investment intent;
(3) Share certificate or warrants included legends referring to restrictions on transfer; (4) Sales were made to a limited number of persons; and (5) Each person was given, or had full access to, all material information regarding the Company and the security necessary to make an informed decision.

      No underwriting commissions or discounts were paid with respect to any of the sales of unregistered securities described above, except that a registered broker-dealer received a commission of 10% of the offering price for acting as sales agent for the offerings set forth in Paragraphs D, G, N and O, and also received as compensation the warrants set forth in Paragraphs E, H and P, respectively.














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



                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Naples and State of Florida, on this 20th day of June, 1997.


                                        LottoWorld, Inc.

                                        Registrant



                                        By    s/Dennis B. Schroeder
                                          --------------------------------------
                                           Dennis B. Schroeder
                                           Chairman and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                            Title                          Date
----------                            -----                          ----




s/ Dennis B. Schroeder        Director, Chairman and              June 20, 1997
--------------------------    Chief Executive Officer
Dennis B. Schroeder           (principal executive officer)



s/A. Richard Holman          Director and President               June 20, 1997
--------------------------
A. Richard Holman



s/ James D. Cullen            Director                            June 20, 1997
--------------------------
James D. Cullen



s/ Stuart Dubow               Senior Vice President and           June 20, 1997
---------------------------   Chief Financial Officer
Stuart Dubow                  (principal accounting officer)








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